Exhibit 99.1

COMPANY CONTACTS:

Kenneth H. Traub

President and Chief Executive Officer

Tel. (609) 632-0800

KTRAUB@ABNH.COM

Mark J. Bonney

Executive Vice President and Chief Financial Officer

Tel. (609) 632-0800

MBONNEY@ABNH.COM

AMERICAN BANK NOTE HOLOGRAPHICS, INC. REPORTS

SECOND QUARTER 2007 FINANCIAL RESULTS

-—

Sequential Revenue and Earnings Growth Highlighted by Contract

to Supply Security Laminates for Colombia National Identification Cards

Robbinsville, NJ – August 7, 2007 – American Bank Note Holographics, Inc. (“ABNH” or the “Company”) (OTC Bulletin Board: ABHH), a world leader in the origination, production and marketing of holograms for security applications, today announced financial results for the second quarter ended June 30, 2007.

Sales in the second quarter of 2007 totaled $7.9 million, a decrease of 5.2% from $8.4 million in the second quarter of 2006, and an increase of 9.3% from $7.3 million in the first quarter of 2007. Second quarter 2006 sales included approximately $1.0 million of revenue associated with the previously reported discontinued Visa HoloMag™ program. The sequential quarterly increase in sales was principally the result of the expansion of the Company’s secure government document programs. The largest contributor to the expansion in secure government document programs in the quarter was the first order under a new contract for the Colombian national identity card. ABNH has supplied holographic laminates to the Colombian government for several years, and this contract represents a significant expansion in the volume and scope of the relationship. In accordance with the contract, ABNH has implemented a new format for the secure holographic laminates utilizing ABNH’s patented transparent discontinuous metallization technology. The Company also expanded its relationship with the National Database and Registration Authority of Pakistan resulting in an increase in supply of its patented secure laminates for the Pakistan National identification cards.

Sales in the first six months of 2007 decreased 17.2% to $15.2 million from $18.4 million in the comparable period in 2006. First half 2006 sales included approximately $4.1 million of revenue associated with the previously reported discontinued Visa HoloMag™ programs.

Net income in the second quarter of 2007 totaled $1.2 million, or $0.06 per share, an increase of 26.9% from net income of $1.0 million, or $0.05 per share, in the second quarter of 2006, and an increase of 24.9% from $1.0 million, or $0.05 per share, in the first quarter of 2007. Net income in the first six months of 2007 increased 8.6% to $2.2 million, or $0.12 per share, from $2.0 million, or $0.11 per share, in the comparable period in 2006. Net income as a percentage of sales was 15.2% in the second quarter of 2007 compared to 11.4% in the second quarter of 2006 and 13.3% in the first quarter of 2007. Net income as a percentage of sales was 14.3% in the first six months of 2007 compared to 10.9% in the first six months of 2006.

Growth in net income and net income as a percentage of sales in both the three and six-month periods on a year-over-year basis was driven primarily by improved operational efficiencies resulting in a lower cost structure in manufacturing, selling, administration and R&D. Each of the three and six-month periods ended June 30, 2006 included approximately $1 0 million of revenue, with no associated costs, related to the discontinued Visa HoloMag program. Other factors impacting net income for the three and six month periods ended June 30, 2007 were the reversal of a portion of the Company’s warranty reserve, which was substantially offset by manufacturing costs incurred to convert customers from existing products to new products. Growth in net income and net income as a percentage of sales on a sequential basis also benefited from the greater than 9% revenue growth in the second quarter.

Kenneth H. Traub, President and CEO of ABNH, commented, “We are very proud of our recent achievements which have significantly strengthened our company. With our new agreement with Visa, we have resolved the prior issues regarding the first generation of HoloMag, and we have deepened this important relationship. We continue to be the world’s leading supplier of holographic products to the transaction card industry, and we are building on this leadership position with the deployment of HoloMag Gen 2, HoloCard and most recently, HoloStripe. In the government document market, our patented security technologies are increasingly being specified for high-security documents issued by both the U.S. government, and international governments – particularly those that are most sensitive to security and counterfeit prevention.”

Mr. Traub concluded, “Counterfeiting has become an increasing global problem threatening international security, consumer safety and the integrity of a wide array of branded and valuable products. As a result, governments and major corporations worldwide are addressing this issue with a heightened sense of urgency today. ABNH now enjoys a significantly strengthened organization, infrastructure, technology, product line, market and financial position which positions us well to capitalize on the growing demand for improved product and document security with our proven and effective solutions.”

Mark J. Bonney, Executive Vice President and CFO of the Company stated, “Second quarter results demonstrate the accelerating benefits of the execution of our growth strategy as well as improved operational efficiencies with gross profit and operating margins expanding in both sequential and year-over-year comparisons. With a strong balance sheet and increasing operating leverage, revenue growth is translating into attractive cash flow generation.”

Conference Call

The Company will conduct a conference call to review these results today at 5:30 pm Eastern Time. The dial-in number for the conference call is (888) 275-7122. The Company will also conduct a live webcast of this call that can be accessed in the Investor Relations section of the Company’s Web site, www.abnh.com. A replay of the call will also be available through Tuesday, August 14, 2007 and can be accessed by dialing (706) 645-9291, conference ID #10885866.

About American Bank Note Holographics, Inc.

American Bank Note Holographics, Inc. is a world leader in the origination, production, and marketing of holograms. The Company’s products are used primarily for security applications such as counterfeiting protection of transaction cards, identity documents, documents of value, pharmaceuticals and other consumer and industrial products. The Company’s headquarters is in Robbinsville, NJ. For more information, visit www.abnh.com.

ABNH Forward-Looking Statement

Certain statements contained in this release, including without limitation, statements containing the words “believes,” “intends,” “expects,” “anticipates,” and words of similar import, constitute “forward-looking statements” within the meaning of the private securities litigation reform act of 1995. Such forward-looking statements are based on current management expectations. Numerous factors, including those disclosed herein, those related to transaction card industry trends and those detailed in our filings with the

Securities and Exchange Commission (as set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006), may cause results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine our future results are beyond our capability to control or predict. These statements are subject to risks and uncertainties and therefore actual results may differ materially. Readers should not place undue reliance on such forward-looking statements which reflect management’s view only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. This release and prior releases are available on the ABNH website at www.abnh.com.

(Financial Tables to Follow)

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

CONDENSED BALANCE SHEETS

(In thousands, except share data)

	June 30, 2007	December 31, 2006
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$17,442	$15,339
Accounts receivable, net of allowance for doubtful accounts of $350 and $350	5,585	5,002
Inventories, net	2,450	1,962
Deferred income taxes	1,076	1,640
Prepaid expenses and other	285	200
Income tax receivable	215	666

Total current assets	27,053	24,809
Machinery, equipment and leasehold improvements, net of accumulated depreciation and amortization of $9,924 and $9,469	5,890	6,098
Deferred income taxes, net	291	—
Other assets	63	61

Total Assets	$33,297	$30,968

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,404	$2,291
Accrued expenses	2,544	3,244
Customer advances	115	137
Income taxes payable	4	15

Total current liabilities	5,067	5,687
Long-term liabilities	1,176	1,152

Total Liabilities	6,243	6,839

Commitments and Contingencies
Stockholders’ Equity:
Preferred Stock, authorized 5,000,000 shares; no shares issued or outstanding	—	—
Common Stock, par value $.01 per share, authorized 40,000,000 shares; issued and outstanding 19,224,138 shares and 18,936,638 shares	190	190
Additional paid-in capital	26,606	25,854
Retained earnings (accumulated deficit)	258	(1,915)

Total Stockholders’ Equity	27,054	24,129

Total Liabilities and Stockholders’ Equity	$33,297	$30,968

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

CONDENSED STATEMENTS OF OPERATIONS—UNAUDITED

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenue:
Sales	$7,935	$8,370	$15,197	$18,358
Royalty income	2	—	4	—

Total revenue	7,937	8,370	15,201	18,358
Costs and expenses:
Cost of goods sold, excluding depreciation and amortization	3,032	3,759	6,258	8,595
Selling and administrative	2,440	2,366	4,420	5,131
Research and development	425	479	843	936
Depreciation and amortization	236	224	468	451
Facility consolidation	18	74	40	114

Total costs and expenses	6,151	6,902	12,029	15,227

Operating income	1,786	1,468	3,172	3,131
Interest income	191	117	365	204

Income before provision for income taxes	1,977	1,585	3,537	3,335
Provision for income taxes	770	634	1,364	1,334

Net income	$1,207	$951	$2,173	$2,001

Net income per share:
Basic	$0.06	$0.05	$0.12	$0.11

Diluted	$0.06	$0.05	$0.11	$0.10

Weighted average number of shares:
Basic	18,824	18,889	18,816	18,858
Diluted	19,508	19,359	19,421	19,636